Exhibit 99.1

Steve Madden Announces First Quarter 2012 Results

LONG ISLAND CITY, N.Y., May 3, 2012 -- Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the first quarter ended March 31, 2012.

•	First quarter net sales increased 60.5% to $266.0 million.
•	Retail comparable store sales increased 11.9% for the first quarter.
•	First quarter net income increased 22.5% to $21.9 million, or $0.50 per diluted share, compared to $17.9 million, or $0.42 per diluted share in the prior year's first quarter.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “Our first quarter results reflect continued momentum throughout our business. We were particularly pleased with our core Steve Madden brand, which recorded strong growth across categories, channels and geographies. The ongoing momentum in our flagship brand, combined with the growth we are seeing from our newer brands and businesses, gives us confidence that we can continue to drive sales and earnings gains in 2012 and beyond.”

First Quarter 2012 Results

First quarter net sales totaled $266.0 million compared to $165.8 million in the comparable period of 2011, an increase of 60.5%. Net sales from the wholesale business were $228.9 million compared to $134.3 million in the first quarter of 2011, driven by double-digit organic growth in both wholesale footwear and wholesale accessories, as well as the impact from the acquisitions of Topline, Cejon and SM Canada. Retail net sales grew 17.6% to $37.0 million compared to $31.5 million in the first quarter of the prior year. Same store sales increased 11.9% following a 12.0% increase in the prior year’s first quarter.

Gross margin was 36.1% in the first quarter of 2012 as compared to 41.7% in the same period last year. Gross margin in the wholesale business was 32.3% compared to 37.9% in the prior year’s first quarter. The decline was due to sales mix shifts as a result of the acquisition of Topline and the growth in the Adesso Madden private label business, which increased over 90% compared to the prior year’s first quarter. Excluding these mix shifts, wholesale gross margin was moderately higher compared to the same period in 2011. Retail gross margin increased to 60.1%, compared to 58.1% in the first quarter of 2011, reflecting improvement in both full-price and outlet stores.

Operating expenses as a percentage of sales were 24.5% compared to 27.9% in the same period of the prior year, due to leverage on higher sales and an increased mix of wholesale, which has lower operating expenses as a percentage of sales than the retail business.

Operating income for the first quarter increased to $35.4 million, or 13.3% of net sales, compared with operating income of $27.5 million, or 16.6% of net sales, in the same period of 2011.

Net income for the quarter increased 22.5% to $21.9 million, or $0.50 per diluted share, compared to $17.9 million, or $0.42 per diluted share in the first quarter of 2011.

The Company opened one full-price store and one outlet store, acquired seven stores in the SM Canada acquisition and closed four stores during the first quarter. The Company ended the quarter with 89 company-operated retail locations, including seven outlets and one Internet store.

At the end of the first quarter, cash, cash equivalents, and current and non-current marketable securities totaled $165.0 million.

Company Outlook

For fiscal 2012, the Company expects net sales to increase 24 – 26% from 2011, compared to previous guidance of a 21 – 23% increase. Diluted EPS is now expected to be in the range of $2.62 – $2.72, compared to previous guidance of $2.60 – $2.70.

Conference Call Information

As previously announced, interested stockholders are invited to listen to the first quarter earnings conference call scheduled for today, Thursday, May 3, 2012, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call. Additionally, a replay of the call can be accessed by dialing 877-870-5176 (U.S.) and 858-384-5517 (international), passcode 9253584, and will be available until June 3, 2012.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its owned brands including Steve Madden, Steven by Steve Madden, Madden Girl, Stevies, Betsey Johnson, Betseyville, Report, Report Signature, R2 by Report, Big Buddha, Wild Pair and Cejon, the Company is the licensee of various brands, including Olsenboye for footwear, handbags and belts, Elizabeth and James, Superga, l.e.i. and GLO for footwear and Daisy Fuentes for handbags. The Company also designs and sources products under private label brand names for various retailers. The Company’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. The Company also operates 90 retail stores (including the Company’s online store). The Company licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, intimate apparel, eyewear, hosiery, jewelry, fragrance, luggage and bedding and bath products.

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward looking statements” as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2012	March 31, 2011

Net sales	$265,970	$165,755
Cost of sales	169,877	96,623
Gross profit	96,093	69,132
Commission and licensing fee income, net	4,473	4,567
Operating expenses	65,207	46,244
Income from operations	35,359	27,455
Interest and other income, net	470	1,517
Income before provision for income taxes	35,829	28,972
Provision for income taxes	13,902	11,120
Net income	21,927	17,852
Net income attributable to noncontrolling interest	59	—
Net income attributable to Steven Madden, Ltd	$21,868	$17,852

Basic income per share	$0.51	$0.43
Diluted income per share	$0.50	$0.42

Basic weighted average common shares outstanding	42,694	41,948
Diluted weighted average common shares outstanding	43,880	42,789

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	As of
	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011
	(Unaudited)		(Unaudited)
Cash and cash equivalents	$61,953	$102,830	$60,354
Marketable securities (current & non current)	103,039	77,663	128,442
Accounts receivables, net	176,927	153,424	97,006
Inventories	53,277	59,644	33,845
Other current assets	24,305	25,000	19,557
Property and equipment, net	35,824	31,587	22,644
Goodwill and intangibles, net	224,090	174,462	80,660
Other assets	17,875	15,176	21,525
Total assets	$697,290	$639,786	$464,033

Accounts payable	$76,732	$69,747	$37,354
Contingent payment liability (current & non current)	64,805	37,921	10,458
Other current liabilities	38,260	51,208	31,149
Other long term liabilities	10,144	6,152	6,703
Total Steven Madden, Ltd stockholders’ equity	507,408	474,876	378,369
Noncontrolling interest	(59)	(118)	—
Total liabilities and stockholders’ equity	$697,290	$639,786	$464,033

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOW DATA

(In thousands)

(Unaudited)

	Three Months Ended
	Mar 31, 2012	Mar 31, 2011

Net cash provided by (used in) operating activities	$13,725	$(1,581)

Investing Activities
Purchase of property and equipment	(3,270)	(3,702)
Purchases / sales of marketable securities, net	(24,650)	(1,290)
Purchase of note receivable	(3,085)	—
Payment of contingent liability	(291)	—
Acquisition, net of cash acquired	(29,367)	—
Net cash used in investing activities	(60,663)	(4,992)

Net cash provided by financing activities	6,061	776

Net decrease in cash and cash equivalents	(40,877)	(5,797)

Cash and cash equivalents - beginning of period	102,830	66,151

Cash and cash equivalents - end of year period	$61,953	$60,354

Contact

ICR, Inc.

Investor Relations

Jean Fontana or Joseph Teklits, 203-682-8200

www.icrinc.com